Exhibit. 10.1
Personal and Confidential

September 27, 2023

Re: Retention Bonus

Dear Susan:

On behalf of SmileDirectClub, Inc. (the “Company”), I am pleased to offer you the opportunity to receive a cash retention bonus if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which will be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”). Capitalized terms used but not otherwise defined herein will have the meaning ascribed to such terms in Section 2.

1.Retention Bonus. Subject to the terms and conditions set forth herein, the Company (or applicable payor entity) will pay you a lump sum cash payment in the amount of $350,000, less any necessary deductions for tax or social security (or such amount converted into the local currency in which your salary is paid, using the exchange rate as at market close on the last trading day before the payment date) (the “Retention Bonus”), with such payment to be made on the Effective Date. Once paid to you, the Retention Bonus will vest and become non-forfeitable on the earlier of the Vesting Date or your Qualifying Termination. You agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination before the Vesting Date, you will be required to repay to the Company, within 10 days of such termination, 100% of the After-Tax Value of the Retention Bonus. For the sake of clarity, you will not be required to repay any portion of the Retention Bonus if you are employed by the Company on the Vesting Date.

2.Definitions. For purposes of this Agreement:

“After-Tax Value of the Retention Bonus” means the gross amount of the Retention Bonus, net of any taxes and any other statutory deductions (for example, social security) you are required to pay, and determined taking into account any tax benefit that may be available in respect of such repayment. The Company will determine in its sole discretion and in good faith the After-Tax Value of the Retention Bonus, which determination will be conclusive and binding.

“Cause” has the meaning ascribed to such term in your employment, consulting or severance agreement with the Company or its affiliates, if such agreement contains a definition of “cause” for termination of employment or other applicable relationship. Otherwise, “Cause” means (a) your repeated failure to perform your reasonably assigned duties; (b) your engagement in dishonesty, gross negligence or misconduct, which, in the case of dishonesty only, has had a material adverse effect on the Company’s or its affiliates’ business or affairs; (c) your conviction of, or entrance of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony as permitted by law; (d) your material breach of any invention or non-disclosure agreement, non-competition agreement and/or non-solicitation agreement with the Company or its affiliates, as applicable; (e) your intentional misconduct or intentional failure to perform your responsibilities to the Company or its affiliates; (f) your failure to cooperate or assist with any investigation involving the Company or its affiliates; or (g) your failure to comply with any of the Company’s or its affiliates’ policies, including, but not limited to, their respective harassment, workplace conduct and/or discrimination policies. The Company and its board of directors (the “Board”) shall have the sole authority to make a finding or determination of “Cause” and a finding or determination of “Cause” by the Company or the Board shall be final and binding on all parties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and its direct and indirect subsidiaries.

“Disability” means your inability, as determined by the Company in its sole discretion, to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Qualifying Termination” means the termination of your employment prior to the Vesting Date (a) by the Company for a reason other than Cause, or (b) due to your death or Disability, in each case, if, and only if, you execute (or, in the case of your death, a duly authorized representative acting on your behalf executes) a release in full satisfaction of all claims against the Company Group in such form and substance as may be reasonably prescribed by, and acceptable to, the Company (the “Release”), and such Release becomes irrevocable, within 60 days of your date of termination, in which case, the effective date of the Qualifying Termination will be deemed to have occurred on your date of termination. For the sake of clarity, a termination of employment will not be a Qualifying Termination if you do not execute, or if you revoke, the Release, in which case, you will be required to repay the After-Tax Value of the Retention Bonus within 10 days after the expiration of such 60-day period.

“Vesting Date” means the first to occur of (a) the 6-month anniversary of the Effective Date, or (b) consummation of a transaction, including but not limited to, a sale of assets, a sale of equity, or a merger, pursuant to which an independent third party acquires control of all of the business and assets of the Company Group.

3.Confidentiality of this Agreement. You must keep the terms and conditions of this Agreement strictly confidential, except for disclosures to your immediate family and any tax, legal or other counsel that you have consulted regarding this Agreement, whom you will instruct not to disclose the same, and disclosures specifically authorized or required or permitted by law.

4.Withholding Taxes. The Company or applicable payor entity may withhold from the Retention Bonus payable to you hereunder such federal, state and local taxes and any deductions for or in relation to social security (or, in each case, their equivalents in your jurisdiction of employment) as the Company or applicable payor entity determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

5.No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company Group (or their respective successors) or to interfere in any way with the right of the Company Group (or their respective successors) to terminate your employment at any time and for any or no reason or, where applicable in your jurisdiction of employment, to terminate your employment in accordance with your service contract and local employment law requirements.

6.Other Arrangements. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company Group, unless such plan or agreement expressly provides otherwise.

7.Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of Tennessee, without reference to rules relating to conflicts of laws.

8.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

9.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

10.Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Retention Bonus, the intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (if applicable), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

11.Administration. The Company will have full power and authority to construe and interpret this Agreement, and any interpretation by the Company will be binding on you and your representatives and will be accorded the maximum deference permitted by law. The Company, in its sole discretion, will have the right to modify, supplement, suspend or terminate this Agreement at any time; provided, that, except as required by law, in no event will any such action adversely affect your rights without your prior written consent. Subject to the foregoing, this Agreement will terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.

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This Agreement is intended to be a binding obligation on you and the Company. If this Agreement accurately reflects your understanding as to the terms and conditions of the Retention Bonus, please sign, date and return to me one copy of this Agreement. You should make a copy of the executed Agreement for your records.

Very truly yours,

SMILEDIRECTCLUB, INC.

/s/ Steven Katzman
Name: Steven Katzman
Title: Chief Operating Officer

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Retention Bonus, and I hereby confirm my agreement to the same.

/s/ Susan Greenspon Rammelt
Susan Greenspon Rammelt

Dated: September 27, 2023